Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Joseph M. Solomon
President and CEO
(410) 866-4500

FAIRMOUNT BANCORP APPROVES PLAN TO BUY BACK COMMON STOCK

BALTIMORE, MD (January 9, 2014) – Fairmount Bancorp, Inc. (OTCBB: FMTB) (the “Company”) today announced its intent to repurchase up to 25,000 shares of the Company’s common stock. The repurchase program is equal to approximately 5% of total shares outstanding.

The Company intends to repurchase its shares from time to time at then prevailing prices in the open market, in block transactions, in unsolicited privately negotiated transactions, under a Rule 10b-5(1) Repurchase Plan with Stifel, Nicolaus & Company, Incorporated, or in such other manner as will comply with applicable laws and regulations.

The repurchase program will be dependent upon market conditions, and there is no guarantee as to the exact number of shares to be repurchased by the Company. The repurchase program will occur over a period of six months, beginning January 13, 2014, as a means of further enhancing stockholder value.

Joseph M. Solomon, President and Chief Executive Officer of the Company, stated, “Our strong capital position provides us the flexibility to repurchase these shares as a capital management strategy to maximize stockholder value.”

Fairmount Bancorp, Inc.

Fairmount Bancorp, Inc. was incorporated on November 30, 2009, to serve as the savings and loan holding company for Fairmount Bank. On June 2, 2010, the Bank converted from a federal mutual savings bank to a federal stock savings bank and became the wholly owned subsidiary of the Company. On November 15, 2013, the Company became a bank holding company when the Bank converted to a Maryland-chartered commercial bank. The Company’s principal business activity is the ownership of the outstanding shares of common stock of the Bank.

Fairmount Bank

Fairmount Bank is a Maryland-chartered non-member commercial bank located in the Rosedale section of Baltimore County, Maryland, originally founded in 1879. Fairmount Bank has operated as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of its local community. Fairmount Bank takes its corporate citizenship seriously and is committed to meeting the credit needs of the community, consistent with safe and sound operations.

Fairmount Bank is regulated by the Federal Deposit Insurance Corporation and the Office of the Commissioner of Financial Regulation of the State of Maryland, and its deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation. Fairmount Bank is a member of the Federal Home Loan Bank System.

Fairmount Bank offers a variety of financial products and services to meet the needs of the communities it serves. Fairmount Bank delivers personalized service and responds promptly to customer needs and inquiries. Fairmount Bank believes that its community orientation is attractive to its customers and distinguishes it from larger financial institutions that operate in its market area.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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